Exhibit 99.1

Alset Inc. Announces Stock Repurchase Program

BETHESDA, MD, June 23, 2025 (GLOBE NEWSWIRE) – Alset Inc. (NASDAQ:AEI) (“AEI” or the “Company”), a diversified holding company principally engaged through its subsidiaries in the development of smart and sustainable home communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products, is pleased to announce that its Board of Directors has authorized a new stock repurchase program of up to $1,000,000 of the Company’s outstanding common stock.

Repurchases under the program may be made through December 31, 2025, or until the authorized amount has been fully utilized, whichever occurs first.

The Company has authorized its broker to implement this repurchase program and agreed that such broker will have complete discretion and control over the repurchase decisions within certain agreed pricing and size parameters, however, the repurchase program may be suspended or discontinued at any time. The Company’s proposed repurchases may be made from time to time on the open market and in accordance with applicable rules and regulations. The timing and actual number of shares repurchased will depend on a variety of factors, including price, business and market conditions.

As of June 23, 2025, Alset Inc. had 11,735,119 shares of its common stock issued and outstanding.

“We believe the current market price does not fully reflect the intrinsic value of our Company, given our diversified portfolio, disciplined financial management, and strategic growth initiatives,” said Chan Heng Fai, the Company’s Chairman and Chief Executive Officer. “Through this stock repurchase program, we are demonstrating our confidence in the long-term prospects of Alset Inc. and our commitment to creating sustainable value for our shareholders. This initiative also provides us with the flexibility to capitalize on market opportunities while reinforcing our belief in the underlying strength of our business fundamentals.”

About Alset Inc.

AEI is a diversified holding company executing on its vision to accelerate sustainable healthy living with a focus on the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products. Through its operating subsidiaries, AEI’s mission is to provide a healthy living ecosystem that drives long-term exponential growth, building liquidity and value for shareholders. For more information, please visit: https://www.alsetinc.com/

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information

Alset Inc.

4800 Montgomery Lane, Suite 210

Bethesda, MD 20814

Email: contact@alsetinc.com